Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 3rd Quarter 2024

October 22, 2024 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Bill Carcache	Wolfe Research, LLC
Michael Phillips	Oppenheimer & Co. Inc.
Gregory Peters	Raymond James & Associates
Jing Li	Keefe, Bruyette & Woods, Inc.
Andrew Anderson	Jefferies LLC
Scott Heleniak	RBC Capital Markets, LLC

RLI CORP.

Moderator: Aaron Diefenthaler

October 22, 2024

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Third Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Thank you, Adam. Good morning, everyone. Thank you for joining RLI’s third quarter earnings call for 2024.  Joining us are Craig Kliethermes, President and CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer. Today’s agenda will include Craig opening up the call with some high-level remarks. Todd will add detail on our financial results for the quarter.  Jen will offer some additional commentary on market conditions and our product portfolio.  The operator will then open the line for questions and Craig will close with some final thoughts. Craig?

Craig Kliethermes: Well, thank you Aaron, and good morning, everyone.  I want to start by acknowledging the devastating hurricanes that occurred over the last several months and the impact they have had on our customers, business partners and team members. We continue to extend our heartfelt support to all who were affected by these destructive and life-threatening events. RLI is committed to doing our part to restore our customers’ livelihoods.

Our purpose is to protect people and organizations from life’s uncertainties to help them explore, create, build, and thrive. Our financial strength and stability empower us to help individuals and businesses diversify and sustain risks that they can’t manage on their own. It also enables us to deliver consistent returns for our shareholders. I will let Todd and Jen go into more detail on the financials, the market in general, the opportunities we see, and the impact that these storms had on our financials. All things considered, we were pleased with the opportunities to grow profitably during the quarter and lean into the disruptions in the marketplace where we have expertise. I’ll turn it over to Todd for his comments.

Todd Bryant: Thanks Craig. Good morning to everyone.  Yesterday, we reported third quarter operating earnings of $1.31 per share. Positive underwriting performance and a 15% rise in investment income contributed to the increase in operating earnings on a comparative basis. Our combined ratio was 89.6 for the quarter and now stands at 83.3 on a year-to-date basis.  Top-line growth continued in the quarter with gross premiums advancing 13%. Jen will offer some additional details on premium growth, which remains very balanced across our product segments. As referenced in our pre-announcement on October 7th, results were affected by storm activity in the quarter, most acutely hurricanes Helene and Beryl. On a GAAP basis, net earnings of $2.06 per share compares to $0.29 per share in Q3 of 2023.  Last year’s results were heavily influenced by the Hawaii wildfire losses and an equity market that was in retreat over the quarter.

Underwriting income in Q3 2024 was primarily driven by continued growth in earned premium, lower current quarter catastrophe losses and favorable prior year development. In combination, this resulted in an improved combined ratio of 89.6 compared to 98.7 in 2023.  Losses recorded from hurricanes Helene and Beryl totaled $37 million - $35 million of that affected the property segment while $2 million was tied to package policies in the casualty segment. Beyond the hurricanes, we recorded $2 million of other storm losses in Q3.

Although we are largely focused on Q3 results in our discussion today, I do want to take a moment to outline a range of loss estimates for Hurricane Milton which made landfall in Florida on October 9th. This was a very large storm, and our estimates are subject to change. We currently estimate that pre-tax losses from hurricane Milton, net of any reinsurance benefits, will be between $45 and $55 million. We will reflect a final loss estimate in our fourth quarter financials but would not expect to publish any narrowing or adjustment to this range between now and our Q4 earnings release, unless our claim estimates change materially.

Turning to segment level results, as mentioned, growth in gross premium was very balanced in the quarter & our underwriters continue to find top line opportunities.

Casualty has been growing at a double digit pace this year and Q3 came in at +16%.  The bottom line for Casualty benefitted from $9 million of favorable prior year loss development.  Of note, we continue to monitor wheels-based and other excess liability exposures where we believe it is prudent to reflect an extended pattern for loss emergence. Considering similar uncertainty on wheels based or liability exposures in the current accident year, our Casualty booking ratio was up slightly, weighing on the underlying loss ratio.  On an overall basis, Casualty remains profitable with a 98.8 combined ratio for the quarter.

Surety growth remained robust at a 9% increase in gross premium in the third quarter alongside $3.1 million of favorable prior year loss development.  This resulted in an 8.5-point benefit to Surety’s loss ratio which was partly offset by an increase in the expense ratio. Acquisition costs have moved higher, influenced in part by mix of business, as well as our continued investments in people & technology to support Surety’s growth.

Away from the discussion on catastrophes, the Property segment continued to grow and was up 10% in the quarter.  By product, marine and Hawaii homeowners are outpacing moderating growth in E&S property.  Overall, we reduced prior year reserves by $4.4 million associated with marine, in contrast to some strengthening in Q3 of 2023.  Additionally, prior year storm losses were adjusted favorably by $3.3 million.  Underlying results for Property were very comparable to last year and the segment’s 77 combined ratio for the quarter again highlighted the influence of growth in earned premium.

Operating cashflow was strong in the quarter, at $219 million, and helped to support continued purchase activity in the investment portfolio where yields averaged 4.9%. Opportunities remain available to add high quality bonds that are accretive to book yield and our approach has remained fairly consistent.  The portfolio’s average duration has extended slightly to 4.8 years as we have been focused on intermediate maturities.

Total return for the quarter was 4.8% with significant contributions from bonds, as rates declined, and from stocks, due to the market’s continued upswing.

Beyond the core portfolio, our investment in Prime contributed investee earnings of $1.2 million in Q3. Putting it all together, comprehensive earnings were $3.79 per share and pushed book value per share to $38.17; an increase of 26% from year-end 2023, inclusive of dividends. For 2024, we are pleased with the results through three quarters.  And now, I’ll turn the call over to Jen.

Jen Klobnak: Thank you, Todd. Let me provide some more color by segment.

As Todd mentioned, the Casualty segment grew by +16%. Growth was widespread, coming from almost all of our products. Our casualty brokerage group, which writes primary general liability and excess liability coverage, grew by 8%. Submissions are up 15% as we continue to stay in front of producers and ask for business. Some competitors have experienced adverse loss development and are restricting their appetite, giving us a chance to see more opportunities. At the same time, there continue to be new MGAs and carriers entering that market. As Todd mentioned, we are seeing claims taking longer to resolve, a trend that we have incorporated into our loss development factors. In addition, our dedicated claim examiners work closely with our underwriters and actuaries, making adjustments as needed so we can remain a consistent participant in the market.

Our transportation division grew by 15%. This area remains a target for legal system abuse. This has caused some competitors to re-think their strategies, which supported a 20% increase in our submissions. We are focused on risk selection and maintaining adequate rate. We have walked away from accounts that became underpriced and achieved an +11% rate increase on the business we retained. Investments in new products including moving and storage and an E&S offering are starting to pay off as we provide a new alternative to our producers. We remain cautious but see a lot of opportunity in this market.

Personal Umbrella grew 36% including a +16% rate increase, which is supported by a nationwide rate approval effective in the third quarter. We actively monitor rate adequacy given the growth in this book. We continue to win new business as underlying carriers focus on homeowners or auto issues, creating opportunities for our stand-alone product. Our dedicated claim team is providing regular feedback to our underwriters and actuaries, helping our product leaders optimize the growth in this book.

The only area of the Casualty segment that is contracting is our executive products group which focuses on directors & officers’ insurance and other management liability coverages. Our book is one-third public company insureds which is the most competitive space. We are focused on growing in private company business. Rates were down -4% in the quarter while we pick and choose which accounts we can give on rate, and which accounts to walk away from. It appears the market is getting a bit more stable in this space though new business is difficult to win.

Overall casualty rate change was a +9% increase which matches the rate change from last quarter. While a combined ratio of 98.8 is a notable increase from last year’s 3rd quarter, we have the system in place, with strong collaboration between our underwriting, claim, and analytical support teams, to continuously optimize our approach as the market evolves.

The Surety segment premium grew by +9%. Contract Surety led the way with 25% growth due to the lift from the elevated cost of materials as well as winning new business. Commercial and transactional surety grew at a slower pace as competition remains fierce. We continue to be selective as inflation and economic conditions are creating a disparity in individual company financial strength. Our focus for this segment is marketing and educating producers on our appetite. The combined ratio for Surety of 78.8 reflects our underwriting discipline and the lack of any large loss activity in the quarter.

Finally, the Property segment grew by 10%. I’ll start with Hawaii homeowners. Last year’s third quarter was heavily influenced by the Lahaina wildfire loss. We are happy to report that over 90% of our reported loss has been paid to insureds. Claim resolution is the core of our business. Due to our proactive claim handling, customer service-oriented underwriting, and with select competitors pulling back, we continue to see growth in this book, as evidenced by the 22% increase in premium this quarter. Rate increase totaled 4% for the quarter with more rate approvals becoming effective in the fourth quarter.

Marine also grew by 21% in the third quarter. We are very responsive and identify opportunities through conversations with our brokers. In addition, we continue to add rate to the book. This quarter, we achieved a +5% rate increase. We see a lot of opportunity from the gravitation of business to the wholesale market.

Our E&S Property group grew by +5% in the quarter. The increase in rates and premium over the last year is earning through and giving us a foundation to resolve hurricane and other claims while producing an underwriting profit. It’s been an active hurricane season starting with Hurricane Beryl’s landfall in early July and continuing through early October when Hurricane Milton arrived in Florida.

Throughout the season, we remain diligent in the basics – capturing our exposure at a very granular level, maintaining policy terms and conditions, and staying prepared to mobilize our claim staff immediately following an event. We continue to have a physical claim presence in Florida to assist our insureds as they need us. Our boots-on-the-ground approach supports our ability to quantify the extent of damage and inform our loss estimate on a timely basis, as demonstrated by our Milton estimate provided today, less than 2 weeks after the event.

In terms of market conditions, the property market had been softening from a peak prior to the most recent events. In the third quarter, hurricane rates were down 8% with overall E&S Property rate change flat. It’s too early for most carriers and MGAs to react to the three sizeable hurricanes this year. What we are focused on is staying available to quote new business, providing timely feedback to our producers, trying to retain our renewals, and continuing to resolve claims as quickly and fairly as possible. Our exposure had decreased over the last year as competition became more aggressive in the market. If that competition recedes, we have room to take advantage of any changes in the market.

This quarter showcased our ability to execute. Over the last few years, we’ve invested in the RLI community with additional staff, training, and tools to improve processes. We have also spent significant time and resources investing in producer relationships and technology, particularly technology that enhances ease of use as well as enabling our claim staff to resolve claims more effectively. These investments are resulting in profitable growth. This quarter, we grew premium by 13% and produced an 89.6 combined ratio. We have three quarters behind us and we’re sitting on an 83 combined ratio for the year. We’re doing what we can to finish strong. With that, I will turn the call over to the moderator to open it up for questions. Thank you.

Operator: [Operator instructions]. Our first question today comes from the line of Bill Carcache from Wolfe Research.

Bill Carcache:  Craig, I wanted to follow-up on your comment about wanting to lean into the disruptions in the marketplace, where you see the greatest opportunities. Perhaps could you discuss the most attractive opportunities for incremental profitability across your business lines that you see currently?

Craig Kliethermes: Sure, Bill. Thanks. I mean, obviously, the way our business is set up with narrow and deep expertise in both underwriting and claims. We have to be prepared to lean in when there is opportunity and some disruption. We've been seeing that in our personal umbrella space for probably the last several years. Jen mentioned transportation. Obviously, we're always prepared to lean in. We've been in that business for 40 years with people that only underwrite transportation or only handle transportation-related claims.

Our marine business continues to see opportunities, particularly on the inland side of the house. Jen mentioned Hawaii Homeowners. We remain steadfast in our commitment to that market. Obviously, we'd like to continue to get rate increases over time, so we can continue to remain competitive in that market, but a lot of people are working backwards there. And obviously, we're kind of in a wait-and-see mode around our E&S property. We saw a huge opportunity over the last 2 or 3 years. We leaned in heavily into that opportunity. We'll see what happens as a result of these 3 fairly sizable collective hurricanes that we had this year. Always prepared to lean into Surety and obviously, our commercial excess business as well.

So, I mean, we see a fair amount of opportunity in our portfolio. The beauty of our very diverse portfolio is we have some products that there is opportunity and other products where we have to pull back. And our model has always allowed our underwriters do the right thing in all markets, so they can lean in, they have proven track record of success over time, which gives us the confidence to let them lean into markets where there is an opportunity and it's pretty much self-regulating in regards to them pulling back in regards to where the market is a little too competitive and the underwrite profit is not available to us.

Bill Carcache: Great. That's helpful. Separately, it would be great to hear any observations on the trajectory of pricing versus loss cost inflation trends you're seeing and any changes you anticipate in the aftermath of the hurricanes?

Jen Klobnak: Yes. This is Jen. So, regarding Property, I think if you look at, obviously, loss trends are up a little bit even for property given material costs and somewhat litigation environment around, when there's significant claims to be handled and there’s public adjusters and whatnot. We have been pushing rate a lot. Our rates are up about 200% over the last 5 years, well not even -- from the last 2 years. We're up probably almost 200%. And so, we've already taken a significant amount of rate. We think our portfolio is very well priced. I think the opportunity here at a minimum is that with these large events, it will stabilize the market. So instead of the market starting to deteriorate with regard to both rate as well as some terms and conditions, I'm hoping that this will provide a foundation for people to say, okay, these losses do happen, let's make sure that we are being diligent around what coverage we want to provide and charging enough rate to cover those losses when they happen. So, I think property, it's, again, too early to say because these events are just unfolding yet. But I'm hoping that's the impact to the market.

On the casualty side, I would say our rate change is keeping up with loss trend. And the benefit we have is that with the connection between underwriters, claims and some analytical support the underwriters know where we're at. And so, they know to continue to push that rate and kind of where they are with regard to profitability so that they can, on each account, as they look at it, they know kind of where they need to be. So that's kind of the advantage on the Casualty side.

Bill Carcache: That's helpful. If I could squeeze in one final sort of higher-level question for the broader team. So, we saw another quarter of favorable development across your Casualty, Property and Surety segments. And I think the market fully appreciates that your underwriting is exceptional, but could you take us inside the business and perhaps give a bit more perspective on what's driving that kind of consistency at a time, where social inflation has been pervasive and reserve adequacy remains a concern for many of your competitors?

Craig Kliethermes: Well, I mean, I'll try and maybe Todd can join in here. But I mean, we obviously have always taken a long-term view of loss cost trends of, I'll say, a prudent view of risk that's factored into all of our estimates. Our starting booking ratios, we try to look at a reasonable range and try to be prudent and booked the initial loss ratio in maybe the higher end of that range, but certainly within the range. But to factor in the risks that are out there, particularly right now, you have legal system abuse. We invest heavily in our claim department and the communication between our claim department and our actuaries, which gives us real-time feedback of what the actuaries are seeing. Sometimes actuaries can get caught up in just data and we get the claim perspective on what might be driving that data. Obviously, our claim people are sharing that information with our underwriters as well, which helps give them information to either pull back or lean into a market. And we've had the same approach around here for much longer than I've ever been here. I mean at least 30 years it's been the same approach. We've not changed our approach. I'm not going to say we've always had favorable development. If you go back way far like in the last, really, really soft market in the early-2000s, late-1990s, we had adverse development as well, but just not as much as the rest of the industry and not as much as our peers. And I think, I would say that speaks to kind of our overall long-term approach to thinking about things and risk-based approach thinking about things.

Jen Klobnak:  I'll add just a couple of other things if I can. I think part of it is our risk appetite with regard to small to middle market insureds that we target, generally speaking, in most of our businesses. We don't put out excessive limits to those insureds. So, you have maybe less of a target for some of this legal system of abuse that goes on. And then it comes down to hard work. So, when it comes to underwriting, you're going through the submission and you're underwriting. You're actually paying attention to where that insured is in terms of venues, what their work is, covering what their work is and not what they don't do - that might get kind of slotted in there. In claims, we're doing investigation early in that claim life. We are strategizing around knowing that the Plaintiff’s attorney has a playbook, and we know that we can counteract that playbook by getting the investigation early, staying ahead of public adjusters as an example, offering up a reasonable settlement at the proper time, and trying to be in that contact with our insureds to resolve those claims. So, it's really about kind of being diligent and going deep into our processes, whether it’s underwriting or claims.  And also, our risk appetite, so that we're not as much of a target and when those cases do come up, where they look a little hairy, and we know how to address that and try to resolve the claim prior to getting kind of out of control.

Todd Bryant:  The only thing I would add, I think Jen talked about it in her opener as well, and Craig spoke to it just a moment ago. Where we are -- we tend to be a little bit slow, we believe, in recognizing good news. We are extending the reporting patterns in some of the auto and excess liability areas, where we have seen a bit higher emergence, maybe not to the level of others. But we have seen a few things there, so we believe it is prudent to be a bit cautious there. So, you do see that a little bit lower from a favorable development on the

Casualty side compared to third quarter of last year. Again, third quarter of last year, this just moved around a bit. The process is consistent, but we had significant favorable on EPG third quarter of last year, I think about $9 million. So that accounts for a lot of the difference here. Quarter-to-quarter, we take a consistent approach. We are cautious or prudent on where we set the initial booking ratios, we believe we may be a bit slower to move off of that. So that, I think, helps -- has helped historically with some of the consistency you'd have seen.

Craig Kliethermes:  And again, I would add one more thing. I think we're adamant of getting information in the hands of our underwriters and because of our business model, because our underwriters are focused on underwriting profit, they listen for one thing, maybe their ego is a bit in check in regard to those conversations and they're wanting to try to continue to grow underwriting profit. And I think Jen mentioned, I mean, obviously we manage our limits. We're not a big limit carrier. We don't put out really big limits. We avoid deep pocket insureds for the most part, manage our jurisdictions and our underwriters do a pretty good job of overall managing our exposure to, I'll say this -- the legal system abuse. However, we are not immune. All we can do is mitigate and either both through our underwriters, who have the information, and exceptional claim people, who try to get the best outcomes for the company, we think we do a pretty good job.

Operator:  The next question is from the line of Michael Phillips from Oppenheimer.

Michael Phillips:  Maybe a little bit more on -- some comment -- you actually just made a couple of comments on the extended reporting patterns in the Casualty. And I guess, I want to ask on that with the backdrop of some prior quarters where you've talked about having to monitor the tail. So, when you talk about the extended reporting patterns, are you talking specifically sort of late reporting from older accident years? Or is it more recent accident years, where you're being a little more cautious there?

Todd Bryant: I would say, yes, it's a little bit of both from that standpoint. And we talked about the reporting patterns that you mentioned or extending the tail, that's the same. I mean some of the business in the excess liability that we write in -- out East, that can have a longer tail to it, slower to get to finality from that standpoint whether it was COVID or post-COVID, whether you see the courts being a bit slowed, lots of things in the wheel’s space, Jen talked about some of that. It just goes a little bit slower on how long it may take for those claims to settle. So that can influence.

Craig Kliethermes: Yes. So, I would just add that I think that -- I'm not sure that we have seen in our data that the actual reporting pattern is longer. I mean you've got to wipe out some of the COVID stuff because that messed up some of the numbers. But certainly, the development, the time it takes to get final resolution of claims, I think that takes longer. People are hanging out waiting for a jackpot sometimes, and we're trying to get claim resolution and it depends how hard that plaintiff attorney is pushing, and they can be - that can take a while. So that's why we're trying to reflect that in our loss development patterns.

Michael Phillips: Okay. I guess, specifically on your commercial excess book, can you say what you're seeing there for current kind of severity trends there and maybe how that compares to what you thought just a few years ago?

Jen Klobnak: Well, in our excess liability book, we're focused a lot on construction, where you're in a project and a lot of it is project business, but some of them are practice policies, where you're ensuring the contractor for all of the work that they do throughout the year. So, there's a mix within that book. But a lot of it is construction related. So, you do have some bodily injury where someone gets hurt on the construction site. But I would say from a -- in terms of trend, we're not seeing a lot of change in that trend. The trend difference. I think that we've seen in our book is more about auto than it is about like your traditional excess liability coverages.

Operator: The next question is from the line of Gregory Peters from Raymond James.

Greg Peters: So, I just I guess, building on the last answer – just you mentioned construction and I guess this is to step back, I'm interested in the areas of growth and your general liability and transportation lines because there can be a lot of different types of business that are included in there, and I think you're pretty specific. In construction, are you focused on GC or are you getting involved in subcontractors? Are you geographically focused. Can you give us some color there? And then pivot to the transportation book. I assume you're not writing taxi cabs or limos, but maybe if you could give us some color on what you're getting involved with on transportation as well.

Jen Klobnak: Sure. This is Jen. So, on the construction side, we have actually a very diverse portfolio of construction businesses. I would say a little -- probably a little bit less than 1/3 of our entire portfolio is focused on construction. In the Surety space, we focus on public construction. On the insurance side of the house, we focus more on private construction. We're in all regions of the country, but each region kind of acts differently in terms of their areas of investment. Areas of the coast are being invested in and I'd say the great state of Illinois where we're sitting today, not so much investment. If you look at our E&S businesses, we tend to focus on general contractors. If you look at our admitted businesses, we tend to focus on subcontractors. So those are the general guidelines and the general landscape of our construction book. You can see depending on the type of insured and the region and the type of project, we kind of focus on what type of coverage we're comfortable providing. So, it's a very diverse book which makes it hard to talk about globally in terms of how it's doing. But if I was to say something globally, I would say, overall, we keep waiting for construction to slow as an industry. And I would say, particularly on the public side and the not-for-profit side, it remains very healthy. The private side has been -- had a lower investment rate lately. We've had more issues with financing and things of that nature and so it's been a little slower. But again, we continue to be a consistent market that our producers can use, whereas some of our competitors have been in and out. So that's allowed us to continue to grow despite maybe the underlying market being a little slow on the private side.

Then transitioning over to transportation. We do focus on some major buckets. So, we do have a truck large fleet truck group. We have a public group, which enters a lot of different forms of buses, and we have our commercial specialty auto, which is kind of a hodge-podge of classes, although it does not include -- does not include taxis, just to be clear. And there's very little, if no, limo exposure there as well. It's really a few classes that we tend to be good at such as the ambulances or construction fleets, things of that nature, but there's a lot of different classes within that book. More recently, we invested in, focus on moving and storage business. And also, we provide a little bit of E&S availability as well given that market has gone through a lot of turmoil, and I think we'll continue to see there might be some accounts that move naturally towards the E & S space and so we have an answer for that as well, an offering for that. So that kind of lays out, I think, both of those books, but I'm happy to answer any other questions on those.

Greg Peters: Well, actually, that's great detail. I also wanted to pivot my second follow-up question relates to another comment you made, Jen. You talked about investments in technology. It's such a big comment that includes a lot of information, but we'd very rarely get any details on what's actually going inside of those investments. You talked about how these investments are generating, help you generating growth opportunities. Maybe you can give us the 30-second pitch on what you're investing in and why it's able to deliver growth opportunities for you?

Jen Klobnak: Sure. So, like every question about RLI, it's hard to answer because it's specific to each business unit. But I'll give it a go. I'll give you a couple of examples here. So, in our personal umbrella space, which has had a lot of growth, we've done a lot of investing in the front line there. The application that the insured goes through to fill it out, the order of the question. So, some of the technology comes in the process - the order of the questions, do we have to ask every single question? So, we eliminate a few and then we provide a system that is very user-friendly and similar to what you see in other industries that you might use on a personal basis. So, there's been a lot of investment there. And then for that policy to kind of go through our systems without being touched too many times. If you look at other places, we have a contractor’s application similarly where we have redone the application process and got input from our producers to say, how do you actually use our system. And then we reconfigure the system using newer technology that supports a better experience so that, again, we can capture that business at the level we need to upfront and have it flow through our systems without again too many touches. I'll give you one more, which is in our marine division, where we -- there's a lot of steps to actually issuing a policy, and we have basically taken work off of the underwriter's desk and helped those policies get issued more quickly so that the underwriter can focus more on marketing and underwriting versus all the follow-up that's required to actually service that business. So, it's basically an emphasis here at RLI for continuous improvement and to take time instead of focusing on your inbox to actually step back and look at processes and see how we can make them better, faster, so that we can have the right people doing the right jobs when they need to.

Operator: The next question is from the line of Meyer Shields.

Jing Li: This is Jing on for Meyer. Just have follow-up questions on the Casualty segments. You talked about a lot of favorable reserve development. I was just curious about the accident year loss ratio on Casualty segment. It just picked up on kind of like sequentially in year-over-year. I'm just wondering, is it just a prudence you have baked in the loss picks. Any color you can provide there will be great.

Todd Bryant: Yes. Thank you. This is Todd. It is, we believe, prudent from that standpoint. If you do the comparative, the current accident year on casualty quarter-to-quarter, is up 1.5 to 2 points with some second half increases that we made in the loss booking ratio. That is done for the entirety of the calendar year. So, the accident year. So, if you think about it, if you do it in the third quarter, it's retro to the first part of the year. So, you'll see a little bit more of a spike in the quarter. And some of it really is kind of what we've been talking about from a wheel’s base standpoint, we believe, prudent there, and that will have an influence. If you go to the fourth quarter of last year -- if you look at full year, 2023, we're actually about with this increase about on par with where we ended the year from an underlying loss ratio on Casualty. So, nothing alarming there. I think certainly being prudent in our approach to reserving the current accident year.

Jing Li: Got it. Also, I have a follow-up specifically on commercial auto. Like given competitors know that worsening severity trends. Can you please provide some colors of what you're seeing in your book?

Jen Klobnak: The severity trends in our commercial auto book because competitors are seeing some severity. I mean we do see some severity as well. I think I'm not sure how everybody else does business, but when you look at our commercial auto business, the one thing that I would point to that we've added over the last few years is our internal loss control resources. Where our underwriting really listens to people who contact our potential insurers or our renewals before the renewal takes place to say, what are you doing with your business in terms of training drivers, maintain your vehicles, all the things that it takes to run a safe operation. And so, our underwriters have that input as they renew. And some of the things that you learned in that process point to potential severity. You can see where you're not investing in training of your drivers, for example, that's a terrible story in front of a jury, when you have a claimant that's injured in front of you. So, I think the quality of the insurer can be evaluated through that process. And then it just comes down to pushing our case reserves have to get up timely, so we know what the losses are -- if we're pricing the business. And then our team, our underwriting team is focused on getting rate because they know that the severity is up. It also comes down to risk selection though, too. We don't have top line goals here at RLI in any of our business units. I think it's particularly important in our auto division where, yes, rates are up. So, people saying, "I can grow. This is great. I can grow my top line," but we've been actually gotten off of several of our largest accounts because they don't make sense anymore. Somebody is going to undercut us with the rate or they're just not a quality insured anymore. So, we're walking away from that premium because that's the right thing to do because we think that, that severity could happen for those accounts. So, I can't speak to what competitors are doing, but that gives us some insight into what we're doing.

Craig Kliethermes: I mean all I would offer is -- I have been in this business for about 38, 39 years is the only place that I've ever worked where the underwriter is telling the claim people to get the money up, if it needs to go up as soon as possible. So as Jen pointed out, they use that business to price the account and to try to factor in risk. And they want to know, if a claim is going to be a bad loss, they want to be able to factor that in as they renew the account and offer up a fair price for the product. So, our underwriters demand that our claim people get money up as quickly as possible.

Operator: The next question is from the line of Andrew Anderson with Jefferies.

Andrew Anderson: Maybe on the Casualty rate, I think, you called out 9%, which was consistent quarter-over-quarter. But I thought I heard you say that rate change is keeping up with loss trend, I would have thought 9% would be ahead of that. Could you kind of help us think through that?

Jen Klobnak: Well, it’s funny how we do loss trending here. We look at a lot of industry results to calculate loss trend here and then we compare it to our book. Now that we don't have the best data in the industry, some of our divisions are a very niche product, where we have only our data. It doesn't really compare the industry. So, when we look at our own severity and our loss trend and our results, it tends to be a little lower in reality than this the numbers that we select to say, hey, loss trend is probably going to be this. So, the 9% is keeping up with our actual experience. When we talk about loss trend and we talk to our underwriters, we probably talk like we reflect also industry results.

Andrew Anderson:  Okay. And then maybe just curious what you're expecting to see in the reinsurance market at 1/1, whether it would be pricing or perhaps changes to premium retention. Maybe any early views you may have?

Jen Klobnak: Well, it’s a fluid market, the reinsurance right now, we have -- we're in discussions with our reinsurers as we speak so it's a little early to say. There was a lot of positioning by the reinsurers earlier this season with regard to Casualty, I think, that's quieted down a little bit. I think Property, it looks like we might -- the whole industry might get a little bit of relief there. But with these events, maybe that will be more stable will be, my guess, I think when it comes to retention, reinsurers are not going to budge on retention so I think we are where we are. So, I would characterize the market probably as stable with regard to our 1/1 renewals.

Andrew Anderson: Okay. And maybe just two more questions on investment portfolio. As you think about the growth in Casualty is outpacing Property right now and duration has kind of ticked up the last couple of years. Would you be surprised to see that go above 5 as we kind of enter 2025?

Aaron Diefenthaler: Well, I think what we're focused on right now is to maintain durability in the income profile, and that's why you've seen the duration tick up a bit throughout this last year. There will be some point in time, where cash is not offering the returns that we've seen lately. And so, us terming out that maturity profile is an important part of our near-term strategy. To the extent can we get all the way to 5 or above 5, we've been there in the past. So that's not unusual for us based on balance sheet and the strength of our capital base. We certainly have been near that level, but we're not that far away from it now at 4.8 years. So that's a nuanced difference, I'll call it, and not necessarily driven by quarter-to-quarter growth in Casualty necessarily.

Andrew Anderson: Yes. And last one, have you shared how much of the investment portfolio is floating rate?

Aaron Diefenthaler: We have a small amount of floating rate exposure. It's around 4% of the fixed income portfolio and largely comprised of senior secured bank loans, that's the bulk of that exposure, a smaller amount in the CLO space and then a few structured products that have a floating rate coupon to them.

Operator: The next question is from the line of Scott Heleniak with RBC.

Scott Heleniak: Just wanted to touch on the Property combined ratios was really, really good, 77.2% despite the Helene and Beryl losses you had in there. I know you had a little bit of benefit from reserve releases, but anything else in there that was the benefit like non-cat weather or lower fire losses or anything in there that kind of drove that, that you can -- that come to mind?

Todd Bryant: Yes. I think there is a significant growth on the revenue side, if you think of -- in total, or the wind premium we're writing. I think the result of that is there's a lot there to cover, whether it's the hurricane losses or attritional losses. So, I think the growth in that portfolio is really what's driving.

Jen Klobnak: And the rate that we've gotten over the last few years -- so, not just exposure growth, a lot of rate.

Scott Heleniak: Right. Okay. And just on the Milton loss of $45 million to $55 million, can you just talk a little bit about your Florida exposure in terms of how close to the coast you're writing, I assume a fair amount of these losses would probably be marine. But any other color you can give on that forecast and just how you're thinking about the Florida market in general after this?

Jen Klobnak:  Sure, this is Jen. So, when you look at our Florida exposure, as you may have heard earlier this year, we had actually been decreasing our exposure for a couple of reasons. One was the market was getting more competitive, particularly MGAs trying to take advantage of that nice pricing that we had, but they were cutting into a little bit, both the pricing and terms and conditions. So, we start to walk away from a handful of accounts. And so, our exposure, if you look at the Florida region and you count up policy limits, for example, we were down about 20% from the end of last year. which set us up for this wind season was a little bit less exposure than we had last year. If you look at where we write, you know, we write a lot of coastal exposure because we are in an E&S wind market. We do cover commercial buildings. So, we don't do the homeowners, which you see a lot in the news. If you look at the Milton event itself, it's a lot of wind, which is what we're trying to cover so that's a traditional event that we would expect to have and expect to respond to. The event itself was not very large. It did hit some commercial, but it hit a lot of residential areas, too, when you get away from that Long Boat Key area. So, within the local area of landfall, there was a lot of commercial buildings but then as it spread out, a lot of residential actually picked up. So, I'm expecting probably the residential loss to be larger than the commercial one. Again, it's very early to say what is that market going to be like. We are committed to the Florida in hurricane market. We've collected a lot of premium over the years, so we are ready to stand and pay losses when those happen. You can't get premiums unless you pay losses. So, we are ready to continue in that market. Our processes are mature with our underwriters, claims, actuarial support, et cetera. So, we all are ready to respond to what that market brings, but it's too early to say what will happen with rates or terms and conditions after the event. Again, I'm hoping that it stabilizes and that would be a great scenario for us. It's at very adequate pricing as we speak. So, we'd like to stay where we're at.

Operator: [Operator Instructions] If there are no further questions; I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes:  Thanks to everyone who joined us today. The financial results we reported yesterday reflect our organizational resiliency. Consistent profitability and top line growth are a testament to our diversified specialty product portfolio, our deep underwriting and claim expertise in our chosen markets, and a willingness to prudently lean into disruption where we understand the exposures, and the market environment. Consistency also comes as the result of maintaining underwriting discipline when the market is too soft and a willingness to prune unprofitable business when necessary. Our disciplined commitment to make the best long-term decisions, for our customers and our shareholders, has served us well and differentiates our ownership culture. I am proud of our associate-owner’s efforts this quarter and particularly our outreach to our customers in need during these recent natural catastrophes. RLI is committed to being different, because being different continues to work.  Look forward to visiting with you all next quarter.  Thank you.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so on the RLI home page at www.rlicorp.com. This concludes our conference for today. Thank you all for participating and have a nice day.  All parties may now disconnect.

# # # # # # # # # #   E N D   # # # # # # # # # #